UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): September 30, 2016

ALTA MESA HOLDINGS, LP

(Exact name of registrant as specified in its charter)

Texas	333-173751	20-3565150
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	File Number)	Identification Number)

15021 Katy Freeway, Suite 400

Houston, Texas, 77094

(Address of principal executive offices)

(281) 530-0991

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2016, Mark Stoner was appointed to the board of managers of Alta Mesa Holdings GP (“AMGP”), the general partner of Alta Mesa Holdings, LP (the “Company”).

Mr. Stoner has been a Partner at Bayou City Energy Management LLC (“BCE”), an oil and gas focused private equity firm based in Houston, Texas since January 2015. Prior to joining BCE, Mr. Stoner was the Vice President of Finance at the Company from March 2008 through January 2015. While at the Company, Mr. Stoner had leadership roles in the initial and subsequent high yield debt offerings as well as the recapitalization of its Class B partner in 2014, and was a member of the A&D team which sourced and evaluated acquisition and divestiture opportunities. Prior to joining the Company, Mr. Stoner worked as a Financial Analyst at Leor Energy. Mr. Stoner earned his Bachelor’s degree in Business from Southwestern University.

Other than as set forth under Item 8.01 below, there are no understandings or arrangements between Mr. Stoner and any other person pursuant to which he was appointed to serve on the board.

As previously disclosed on our Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on March 29, 2016, Oklahoma Energy Acquisitions, LP is party to a Joint Development Agreement, dated January 13, 2016, with BCE-Stack Development LLC, a fund advised by BCE. Mr. Stoner is a partner at BCE. The first three paragraphs under the caption “Recent Developments” on page 3 of the aforementioned Form 10-K are incorporated herein by reference. The approximate dollar value of the amount involved in this transaction or Mr. Stoner’s interest in the transaction depends on a number of factors outside Mr. Stoner’s control and is not known at this time.

Item 8.01. Other Events.

On September 30, 2016, our Class B partner, High Mesa Inc. (“High Mesa”), completed an additional sale of preferred stock to BCE-MESA Holdings LLC (“Bayou City”), a fund advised by BCE. In connection with this investment, High Mesa appointed a new director, Mark Stoner, as a nominee of Bayou City, who was simultaneously appointed to the board of AMGP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTA MESA HOLDINGS, LP

October 3, 2016	By:	/s/ Michael A. McCabe
Michael A. McCabe, Vice President and Chief Financial Officer of Alta Mesa Holdings GP, LLC, general partner of Alta Mesa Holdings, LP